EXECUTION COPY

FIRST AMENDMENT TO CREDIT AGREEMENT
This FIRST AMENDMENT TO CREDIT AGREEMENT dated as of June 20, 2014 (this “Amendment”), is by and among INTRALINKS, INC., as Borrower (the “Borrower”), INTRALINKS HOLDINGS, INC., INTRALINKS INTERNATIONAL HOLDINGS LLC and DOCTRACKR, INC., as Guarantors (collectively, the “Guarantors” and together with the Borrower, the “Loan Parties”) and JPMORGAN CHASE BANK, N.A., as Lender (the “Lender”).
WHEREAS, the Loan Parties have entered into that certain Credit Agreement dated as of February 24, 2014 with the Lender (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), pursuant to which the Lender agreed, subject to the terms and conditions set forth therein, to make certain loans to the Borrower; and
WHEREAS, in accordance with Section 2.08(d) of the Credit Agreement, the Borrower has made a Revolving Commitment Increase Request for a $5,000,000 increase in the Revolving Commitment and the Lender has agreed, on the terms set forth herein, to increase the Revolving Commitment by $5,000,000; and

WHEREAS, the Borrower has requested and the Lender has agreed, on the terms set forth herein, to amend certain other provisions of the Credit Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:
1.Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.
2.    Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 5 and in reliance on the representations, warranties and covenants set forth in Section 3 below, the Borrower and the Lender agree that the Credit Agreement is hereby amended as follows:
(a)    The definitions of “Anti-Money Laundering Laws”, “Collateral Documents”, Collection Account”, “Eligible Accounts”, “Excluded Account”, “Governmental Authority”, LIBO Rate”, “Person” and “Revolving Commitment” set forth in Section 1.01 of the Credit Agreement are hereby deleted in their entirety and replaced with the following:
“Anti-Money Laundering Laws” means, collectively, all applicable financial recordkeeping and reporting statutes, including those of the Bank Secrecy Act, as amended, and the applicable anti-money laundering statutes and anti-bribery statutes of jurisdictions where Holdings and its Subsidiaries conduct business (including the Foreign Corrupt Practices Act, as amended, and rules and regulations thereunder), or to which Holdings and its Subsidiaries are otherwise subject, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency or European supranational body.
“Collateral Documents” means, collectively, the Security Agreement, the U.K. Bank Account Charge and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, pledges, collateral assignments, and financing statements now or hereafter executed by the Borrower or any Subsidiary and delivered to the Lender in each case that are intended to create, perfect or evidence Liens to secure the Secured Obligations.
“Collection Account” means the accounts at JPMorgan Chase Bank, N.A., so designated by the Lender, in a written notice delivered to the Borrower, to be the “Collection Accounts”, to which funds on deposit in Deposit Accounts (other than Excluded Accounts) maintained by the Loan Parties with the Cash Management Bank and all collections and other payments received in respect of the Accounts of the Loan Parties by the Cash Management Bank shall be remitted at all times during a Cash Dominion Period.
“Eligible Accounts” means, at any time, the Accounts of the Borrower which the Lender determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit. Without limiting the Lender’s discretion provided herein, Eligible Accounts shall not include any Account:
(a)    which is not subject to a first priority perfected security interest in favor of the Lender;
(b)    which is subject to any Lien other than (i) a Lien in favor of the Lender and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Lender;
(c)    (i) which is unpaid more than 120 days after the date of the original invoice therefor (“Overage”) (when calculating the amount under this clause (i), for the same Account Debtor, the Lender shall include the net amount of such Overage and add back any credits, but only to the extent that such credits do not exceed the total gross receivables from such Account Debtor), or (ii) which has been written off the books of the Borrower or otherwise designated as uncollectible;
(d)    which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;
(e)    which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrower exceeds 15% of the aggregate Eligible Accounts;
(f)    with respect to which any covenant, representation, or warranty contained in this Agreement or in the Security Agreement and expressly applicable to such Account has been breached or is not true;
(g)    which (i) does not arise from the performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Lender which has been sent to the Account Debtor (provided that, the Lender, in its Permitted Discretion, may from time to time by written notice to the Borrower permit the Borrower to include as “Eligible Accounts” certain unbilled Accounts), (iii) represents a progress billing, (iv) is contingent upon the Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, or (vi) relates to payments of interest;
(h)    for which the services giving rise to such Account have not been performed by the Borrower or if such Account was invoiced more than once;
(i)    with respect to which any check or other instrument of payment has been returned uncollected for any reason;
(j)    which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, administrator, administrative receiver, compulsory manager, liquidator or other similar officer of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee, liquidator or other similar officer, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any national, European, state or federal bankruptcy or insolvency laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become or has been deemed insolvent, or (vi) ceased operation of its business;
(k)    which is owed by any Account Debtor which has sold all or substantially all of its assets;
(l)    which is owed by an Account Debtor which (i) does not maintain a significant place of business in the U.S., Canada or an Eligible Foreign Jurisdiction or (ii) is not organized under applicable law of the U.S., any state of the U.S. or the District of Columbia, Canada, any province of Canada or an Eligible Foreign Jurisdiction unless in any such case, such Account is backed by a Letter of Credit acceptable to the Lender which is in the possession of, and is directly drawable by, the Lender;
(m)    which is owed in any currency other than U.S. dollars, Euros or Sterling;
(n)    which is owed by (i) any Governmental Authority of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Lender which is in the possession of, and is directly drawable by, the Lender, or (ii) any Governmental Authority of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Lender in such Account have been complied with to the Lender’s satisfaction;
(o)    which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;
(p)    which, for any Account Debtor, exceeds a credit limit determined by the Lender in its Permitted Discretion, to the extent of such excess;
(q)    which is subject to any counterclaim, deduction, defense, setoff, dispute, security, deposit, progress payment, retainage or other similar advance (including, without limitation, subscription fees, access fees, or similar advance payments, and other amounts which the Borrower or its Subsidiaries may record as “deferred revenue” on its or their balance sheets) made by or for the benefit of an Account Debtor, or which is owed by an Account Debtor or any Affiliate of such Account Debtor to which the Borrower or any of its Subsidiaries is indebted, but only to the extent of such counterclaim, deduction, defense, setoff, dispute, security, deposit, progress payment, retainage, advance or indebtedness;
(r)    which is evidenced by any promissory note, chattel paper, or instrument;
(s)    which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless the Borrower has filed such report or qualified to do business in such jurisdiction;
(t)    with respect to which the Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business and then only to the extent of any such discount or adjustment, or any Account which was partially paid and the Borrower created a new receivable for the unpaid portion of such Account;
(u)    which does not comply in all material respects with the requirements of all applicable laws and regulations, whether European, national, Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
(v)    which the Lender determines may not be paid by reason of the Account Debtor’s inability to pay or which the Lender otherwise determines in its Permitted Discretion is unacceptable;
(w)    which is subject to any limitation on security or other restriction (whether arising by operation of law, by agreement or otherwise) which would under the governing law of the contract have the effect of restricting the creation of security in favor of the Lender; or
(x)    as to which the contract or agreement underlying such Account is governed by the laws of any jurisdiction other than the U.S., any state of the U.S. or the District of Columbia, Canada, any province of Canada or any Eligible Foreign Jurisdiction;
provided, that (1) with respect to any Account owed by an Eligible Foreign Account Debtor, such Account will not constitute an Eligible Account unless the Account Debtor has been instructed to remit payment in respect of such Account directly to a Deposit Account of the Borrower that is subject to a Control Agreement and is maintained either (x) with the Cash Management Bank in the United States or (y) with JPMorgan Chase Bank, N.A. or one of its affiliates, in the United Kingdom (except that, for a period of 180 days following the First Amendment Effective Date, Accounts owed from Eligible Foreign Account Debtors that have been instructed to remit payments to the HSBC U.K. Remittance Accounts shall not be excluded from Eligible Accounts pursuant to this proviso (1)(y)), and (2) notwithstanding anything to the contrary set forth herein, the aggregate amount of Accounts owed by Eligible Foreign Account Debtors that may be included as Eligible Accounts at any time shall not exceed 50% of the aggregate amount of all Eligible Accounts at such time.
In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrower shall notify the Lender thereof on and at the time of submission to the Lender of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Lender’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrower to reduce the amount of such Account.
“Excluded Account” means, collectively, (a) any Deposit Account of any Loan Party which is used exclusively for the payment of payroll, payroll taxes, employee benefits or escrow deposits, to maintain client postage advances, or subject to a Lien permitted by Section 6.02(j), (b) any Deposit Account or Securities Account of any Foreign Subsidiary, (c) any Deposit Account of any Loan Party that is located in a jurisdiction other than the United States or Canada (provided that (i) the Borrower shall be required to obtain a Control Agreement with respect to the JPMorgan U.K. Remittance Accounts and the JPMorgan UK Disbursement Accounts, and (ii) with respect to any other Deposit Account located in a jurisdiction other than the United States or Canada with a principal balance over $1,000,000, the Loan Parties will use commercially reasonable efforts to obtain a Deposit Account Control Agreement with respect to such Deposit Account or the Loan Parties shall close such Deposit Account and transfer all funds therein to a Deposit Account either maintained at a local branch of JPMorgan Chase Bank, N.A. or otherwise subject to a Control Agreement), (d) any Deposit Account of any Loan Party which is used exclusively as a zero balance account, for withholding taxes or to hold funds in trust for third parties (other than a Loan Party), and (e) any other Deposit Account of any Loan Party that is located in the United States or Canada, so long as (i) the principal balance on deposit in any such Deposit Account that is located in the United States or Canada does not at any time exceed $100,000 for more than three (3) consecutive Business Days, and (ii) the aggregate principal balance on deposit in all such Deposit Accounts that are located in the United States and Canada does not at any time exceed $500,000 for more than three (3) consecutive Business Days.
“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, the European Central Bank, the Council of Ministers of the European Union and any agency, authority, instrumentality, regulatory body, court, central bank or other entity (including any European supranational body) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Lender from time to time in its reasonable discretion (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, (x) if any LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and (y) if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.13 in the event that the Lender shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with a CBFR Borrowing, such rate shall be determined as modified by the definition of Adjusted One Month LIBOR Rate.
“Person” means any natural person, corporation, company, limited liability company, trust, joint venture, association, company, partnership, limited partnership, limited liability partnership, Governmental Authority or other entity.
“Revolving Commitment” means the commitment of the Lender to make Revolving Loans and issue Letters of Credit hereunder. During the period from the Effective Date through the First Amendment Effective Date, the Revolving Commitment shall equal $10,000,000. Effective from and after the First Amendment Effective Date, the Revolving Commitment shall equal $15,000,000, subject to further increase pursuant to Section 2.08.
(b)    Section 1.01 of the Credit Agreement is hereby further amended by adding the following new definitions thereto in appropriate alphabetical order:
“Eligible Foreign Jurisdictions” means each of Belgium, France, Germany, Italy, the Netherlands, Spain, Switzerland and the United Kingdom.
“Eligible Foreign Account Debtor” means an Account Debtor of the Borrower which (i) maintains a significant place of business in an Eligible Foreign Jurisdiction or is organized under the applicable law of an Eligible Foreign Jurisdiction and (ii) does not maintain a significant place of business in the U.S. or Canada and is not organized under the applicable law of the U.S., any state of the U.S. or the District of Columbia, Canada or any province of Canada.
“Euro” means the single currency of the Participating Member States.
“First Amendment” means the First Amendment to Credit Agreement dated as of June 20, 2014 by and among the Borrower, the Guarantors and the Lender.
“First Amendment Effective Date” means the “First Amendment Effective Date” as so specified in the First Amendment.
“HSBC U.K. Remittance Accounts” means those two Deposit Accounts of the Borrower maintained at HSBC Bank that have been designated with account numbers ending with the digits “5438” and “6025”.

“JPMorgan U.K. Disbursement Accounts” means those two Deposit Accounts of the Borrower established with JPMorgan Chase Bank, N.A., London Branch in the United Kingdom, used by the Borrower as disbursement accounts and that have been designated with account number ending with the digits “5445” and “5447”.
“JPMorgan U.K. Remittance Accounts” means those two Deposit Accounts of the Borrower established with JPMorgan Chase Bank, N.A., London Branch in the United Kingdom, to which the Borrower has instructed (or will be instructing) Eligible Foreign Account Debtors to remit payments in respect of Accounts, and that have been designated with account numbers ending with the digits “5444” and “5446”.
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Sterling” means the lawful currency of the United Kingdom.
“U.K. Bank Account Charge” means the bank account charge governed by English law dated June 20, 2014 between the Lender and the Borrower.
(c)    Section 2.09(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“(b)    At all times during a Cash Dominion Period, on each Business Day, the Lender shall apply all funds credited to the Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Lender, whether or not immediately available) first to prepay any Protective Advances that may be outstanding until paid in full, and second to prepay the Revolving Loans until paid in full and to cash collateralize outstanding LC Exposure in an amount equal to 105% of the LC Exposure as of such date, and third at the direction of the Borrower. In the event and to the extent that any amounts remain unapplied as a result of a mismatch between the currencies of the amounts in a Collection Account and the currencies in which the outstanding Protective Advances, Revolving Loans and/or LC Exposure are denominated, the Borrower shall be deemed to have requested the Lender to convert at its spot rate of exchange any such excess funds to dollars and apply such converted amounts to such outstanding Protective Advances, Revolving Loans and/or to cash collateralize outstanding LC Exposure.”
(d)    Section 2.17(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“(b)    Subject to the terms of the Intercreditor Agreement, any proceeds of Collateral received by the Lender (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.10) or (C) amounts to be applied from the Collection Account when a Cash Dominion Period is in effect (which shall be applied in accordance with Section 2.09(b)) or (ii) after an Event of Default has occurred and is continuing and the Lender so elects, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Lender from the Borrower (other than in connection with

Banking Services Obligations or Swap Agreement Obligations), second, to pay interest due in respect of Protective Advances, third, to pay the principal of Protective Advances, fourth, to pay interest then due and payable on the Loans (other than Protective Advances), fifth, to prepay principal on the Loans (other than Protective Advances) and unreimbursed LC Disbursements, sixth, to pay an amount to the Lender equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit, to be held as cash collateral for such Obligations, seventh, to payment of any amounts then due with respect to Banking Services Obligations and Swap Agreement Obligations, and eighth, to the payment of any other Secured Obligation due to the Lender by the Borrower. In the event that any proceeds of Collateral are received by the Lender in a currency other than dollars, the Lender may convert, at its spot rate of exchange, such proceeds into dollars. The Lender shall under no circumstances be liable for any shortfall of amounts falling under categories “first” to “eighth” below as a result of such conversion. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, the Lender shall not apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding CBFR Loans of the same Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.15. The Lender shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.”
(e)    Section 5.11(c) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“(c)    At all times during the continuance of a Cash Dominion Period (i) the Cash Management Bank shall be required to remit to the relevant Collection Account of like currency on a daily basis (A) all available funds on deposit in any Deposit Account (other than an Excluded Account) maintained by the Loan Parties with the Cash Management Bank, (B) collections and other similar payments relating to or constituting payments made in respect of Accounts of the Loan Parties received by the Cash Management Bank, including any such items remitted to any Deposit Account which is subject to a Control Agreement and maintained or controlled by the Cash Management Bank, and (C) if so requested by the Lender, Cash and Cash Equivalents held in Securities Accounts, and (ii) the Loan Parties shall take all actions requested by the Lender to cause all proceeds of Accounts of the Loan Parties received by the Loan Parties or any Person other than the Lender or the Cash Management Bank to promptly remit such proceeds to the relevant Collection Account of like currency.”
(f)    Section 6.04(k) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“(k)    Permitted Acquisitions and other investments (including investments by Loan Parties in Foreign Subsidiaries and in other Subsidiaries that are not Guarantors) made after the Effective Date, provided that (i) the aggregate amount of proceeds of Revolving Loans used to fund all such Permitted Acquisitions and other investments made after the Effective Date shall not exceed $3,750,000, (ii) such Permitted Acquisition or investment shall be permitted under the Term Loan Documents, and (iii) no such Permitted Acquisition shall be consummated, and no such investment shall be made, unless (x) at the time of and after giving effect to such Permitted Acquisition or investment, no Default or Event of Default shall have occurred and be continuing, and (y) (1) during the period of ninety consecutive days prior to the consummation of such Permitted Acquisition or the making of such investment and (2) immediately after giving effect to the consummation of such Permitted Acquisition and the making of such investment, Available Liquidity shall equal or exceed $10,000,000;”
3.    No Default; Representations and Warranties, Etc. The Loan Parties hereby represent, warrant and confirm that: (a) the representations and warranties of the Loan Parties contained in the Credit Agreement are true and correct in all material respects on and as of the date hereof as if made on such date (except to the extent that such representations and warranties expressly relate to or are stated to have been made as of an earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date); (b) prior to and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing; (c) the execution, delivery and performance by the Loan Parties of this Amendment and all other documents, instruments and agreements executed and delivered in connection herewith or therewith (i) have been duly authorized by all necessary corporate, partnership or limited liability action on the part of the Loan Parties, (ii) do not violate, conflict with or result in a default under and will not violate or conflict with or result in a default under any applicable law or regulation, any term or provision of the organizational documents of any Loan Party or Subsidiary or any term or provision of any material indenture, agreement or other instrument binding on any Loan Party or Subsidiary or any of its assets, and (iii) do not require the consent of any Person which has not been obtained; and (d) this Amendment is the legal, valid and binding obligation of the Loan Parties, enforceable against the Loan Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles.
4.    Ratification, Confirmation and Acknowledgment. The Loan Parties hereby ratify and confirm all of the terms and provisions of the Credit Agreement and the other Loan Documents and agree that all of such terms and provisions, as amended hereby, remain in full force and effect. Without limiting the generality of the foregoing, the Loan Parties hereby acknowledge and confirm that, after giving effect to the amendments to the Credit Agreement pursuant to this Amendment (including the increase in the Revolving Commitment), the “Secured Obligations” under and as defined in the Security Agreement are valid and enforceable and are secured by and entitled to the benefits of the Security Agreement and the other Loan Documents and the Loan Parties hereby ratify and confirm the grant of the liens and security interests in the Collateral in favor of the Lender, pursuant to the Security Agreement and the other Loan Documents, as security for the Secured Obligations. The Lender hereby acknowledges that, in accordance with Section 2.08(d) of the Credit Agreement and effective from and after the First Amendment Effective Date, the Revolving Commitment has been increased by $5,000,000 and shall equal $15,000,000, subject to further increase pursuant to Section 2.08.
5.    Certain Conditions to this Amendment. This Amendment shall become effective as of the first date (the “First Amendment Effective Date”) on which each of the following conditions precedent shall have been satisfied:
(a)    Counterparts of Amendment. The Lender shall have received from each party hereto either (i) a counterpart of this Amendment signed on behalf of such party or (ii) written evidence satisfactory to the Lender (which may include telecopy or electronic mail transmission of a signed signature page of this Amendment) that such party has signed a counterpart of this Amendment.

(b)    Closing Certificates; Legal Opinion. The Lender shall have received (i) a certificate of each Loan Party, dated the First Amendment Effective Date and executed by its Secretary or Assistant Secretary, which shall certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of this Amendment and (ii) a written opinion of the Loan Parties’ counsel, addressed to the Lender, all in form and substance reasonably satisfactory to the Lender.
(c)    Fees and Expenses. The Lender shall have received the fees payable to Lender pursuant to that certain First Amendment Fee Letter dated as of the date hereof, and the reasonable and documented out-of-pocket fees and expenses of Lender’s legal counsel in the United States and in the United Kingdom in connection with the negotiation, execution and delivery of this Amendment and the consummation of the transaction contemplated hereunder.
(d)    U.K. Bank Account Charge. The Borrower shall have executed and delivered to the Lender, the U.K. Bank Account Charge and all Notices of Charge (as such term is defined in the U.K. Bank Account Charge) provided for therein. The Lender shall have received written confirmation that the Notice of Charge of Floating Charge Deposit Account (as such term is defined in the U.K. Bank Account Charge) with respect to the HSBC U.K. Remittance Accounts was delivered to and received by HSBC Bank. The Borrower, the Lender and JPMorgan Chase Bank, N.A. or its affiliate, in the United Kingdom, acting as depositary bank, shall have entered into a Control Agreement providing the Lender with full and exclusive dominion and control over the JPMorgan U.K. Remittance Accounts.
6.    Affirmative Covenants.
(a)    The Borrower shall use commercially reasonable efforts to instruct its Eligible Foreign Account Debtors to remit payments to the JPMorgan U.K. Remittance Accounts as soon as practicable after the First Amendment Effective Date.
(b)    Commencing on the 180th day after the First Amendment Effective Date, the Borrower shall use commercially reasonable efforts to close the HSBC U.K. Remittance Accounts.
7.    Miscellaneous.
(a)    Except as otherwise expressly set forth herein, nothing herein shall be deemed to constitute an amendment, modification or waiver of any of the provisions of the Credit Agreement or the other Loan Documents, all of which remain in full force and effect as of the date hereof and are hereby ratified and confirmed. The Loan Parties hereby acknowledge and agree that nothing contained herein shall be deemed to entitle the Loan Parties to receive any future consent to a departure from, or a waiver, amendment or modification of, any of the terms, conditions, obligations, covenants or agreements contained in the Loan Documents in similar or different circumstances.
(b)    This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or electronic mail shall be equally effective as delivery of a manually executed counterpart of this Amendment.
(c)    This Amendment shall be governed by the laws of the State of New York and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(d)    This Amendment constitutes a “Loan Document” as such term is defined in the Credit Agreement.
(e)    The Loan Parties agree to pay all reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket legal fees and disbursements of Lender’s counsel in the United States and in the United Kingdom), incurred by the Lender in connection with the negotiation, execution and delivery of this Amendment and the consummation of the transactions contemplated hereby.
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IN WITNESS WHEREOF, the parties hereto have executed this Amendment which shall be deemed to be a sealed instrument as of the date first above written.
BORROWER
INTRALINKS, INC.
By: /s/ Derek Irwin
Name: Derek Irwin
Title: Chief Financial Officer
GUARANTORS
INTRALINKS HOLDINGS, INC.
By: /s/ Derek Irwin
Name: Derek Irwin
Title: Chief Financial Officer
INTRALINKS INTERNATIONAL HOLDINGS LLC
By: INTRALINKS, INC., its Sole Member
By: /s/ Derek Irwin
Name: Derek Irwin
Title: Chief Financial Officer
DOCTRACKR, INC.

By: /s/ Frank Brunetti
Name: Frank Brunetti
Title: President
LENDER
JPMORGAN CHASE BANK, N.A.
By: /s/ Thomas G. Williams
Name: Thomas G. Williams
Title: Authorized Officer